Exhibit 10.1

FIRM ORDER AGREEMENT

THIS FIRM ORDER AGREEMENT (the “Agreement”) is made effective as of the date of full execution of this Agreement (the “Effective Date”) between Electric Last Mile, Inc., a Delaware corporation (“ELMS”) and Randy Marion Isuzu, LLC dba Randy Marion ELMS, a North Carolina limited liability company (“Buyer”). ELMS and Buyer may hereafter be referred to collectively as the “Parties” and each individually, a “Party.”

RECITALS

A. ELMS is engaged in the business of manufacturing and selling electric urban delivery and urban utility vehicles, including a Class 1 electric urban delivery vehicle, as more particularly described in Exhibit A (the “Vehicle,” and more than one, the “Vehicles”).

B. Buyer is part of the Randy Marion Automotive Group and has substantial experience in the automotive industry as a distributor of commercial vehicles.

C. ELMS and Buyer desire that Buyer will be ELMS’s first strategic authorized dealer with respect to the Vehicles.

D. Buyer wishes to purchase from ELMS, and ELMS desires to manufacture and sell to Buyer, a total of not less than 6,000 units of the initial production (“Initial Production”) of 8,000 units (the “First Order Requirement”) of the Vehicles manufactured and produced by ELMS.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Recitals. The Parties acknowledge that the above Recitals are true and correct, and are incorporated herein as a part of this Agreement.

2.	Purchase and Sale of Vehicles.

(a)	During the Term, ELMS shall manufacture and sell to Buyer, and Buyer shall purchase from ELMS that number of Vehicles sufficient to satisfy the First Order Requirement subject to the terms and conditions of this Agreement.

(b)	Subject to paragraph 2(c), Buyer shall purchase the Vehicles from ELMS at the base wholesale prices set forth on Exhibit A (“Base Wholesale Prices”):

(i)	For each model, Base Wholesale Prices shall be adjusted based on the cost of final specifications and options selected by Buyer.

(ii)	Base Wholesale Prices are firm and are not subject to increase except upon 90 days notice to Buyer. Any such price increase shall not apply to purchase orders placed by Buyer and accepted by ELMS.

(iii)	ELMS shall deliver the Vehicles, at Buyer’s cost, to the street address for delivery specified in the applicable purchase order.

(c)	Beginning on the Effective Date, and thereafter on the first day of each month during the remainder of the Term, Buyer will provide ELMS with a written rolling twelve month (or other period, at Buyer’s discretion) good faith forecast or estimate of the quantity of Vehicles which Buyer may order for each month during such period. Buyer’s forecasts under this paragraph shall take into account ELMS’s standard lead times for Vehicle purchase orders set forth in paragraph 2(d).

(d)	ELMS's standard lead time on purchase orders of Vehicle(s) is four (4) months after a purchase order is accepted by ELMS, unless otherwise specifically agreed to in writing. The lead time calculation begins the next business day after Buyer's purchase order is received and accepted by ELMS and ends when Vehicle(s) are made available for gate release to Buyer.

(e)	Buyer shall issue a purchase order contemporaneous with the execution of this Agreement for 1000 Vehicles, of which at least 350 Vehicles shall be the UD0 model. Buyer shall issue another purchase order on or before November 15, 2021 for no less than 1000 Vehicles. All additional purchase orders required to fulfill the First Order Requirement shall be issued no later than February 28, 2022.

(f)	ELMS will use its best efforts to fill each purchase order presented by Buyer and accepted by ELMS. Buyer hereby acknowledges that (i) ELMS shall have the right in its sole discretion, to reject any purchase order presented by Buyer, without liability to Buyer, if at the time such purchase order is presented to ELMS, Buyer shall have more than 1000 Vehicles in inventory that are not the subject of a firm order from a customer; and (ii) the availability of certain of the Vehicles may be limited from time to time due to certain factors, including ELMS’s production capacity, varying dealer demand, weather and transportation conditions, nationwide sales patterns and governmental regulation. ELMS will use its best efforts to allocate and distribute available Vehicles among all of its dealers pursuant to fair and equitable allocation and distribution policies. In the event that ELMS has outstanding orders totaling, cumulatively, more than 2000 Vehicles from dealers other than Buyer prior to the time that ELMS has completed the Initial Production, ELMS shall give written notice to Buyer and Buyer shall, no later than three (3) business days after receipt of such notice, issue purchase order(s) sufficient to satisfy the First Order Requirement. If Buyer fails to issue such purchase orders, ELMS may accept and fill orders from such other dealers in its sole discretion and without liability to Buyer.

(g)	ELMS shall not be liable for delay or failure to deliver the Vehicles where such delay or failure to deliver is the result of any event beyond the reasonable control of ELMS, including but not limited to any law or regulation of any governmental entity, act of God, fire, flood, earthquake, storm, epidemic, quarantine restriction, war, insurrection or riot, civil unrest, freight embargo, car wreck, delay or shortage in transportation, unusually severe weather or inability to obtain necessary labor, materials, fuel, energy, or manufacturing facilities due to such causes.

(h)	If Buyer fails or refuses to take delivery of any Vehicle as set forth in any purchase order, Buyer shall be responsible for any and all costs of storage or other costs resulting therefrom.

(i)	ELMS reserves the right, at any time and from time to time, to make changes to the design or specifications of any Vehicle, without prior notice to Buyer and, unless required by applicable law, without obligation to make any similar change to any Vehicle previously purchased by and/or shipped to Buyer. ELMS will, however, endeavor to provide Buyer with reasonable notice of any material or significant design or specification changes to a Vehicle model. ELMS hereby reserves the right to discontinue the manufacture and sale of any Vehicle model without reasonable notice to Buyer and without incurring any obligation to Buyer or to any customer of Buyer.

(j)	ELMS shall not sell any Vehicles to any person or entity that is not an authorized ELMS dealer.

3.	Payment Terms; Passage of Title. All Vehicles shall be shipped FOB ELMS’ factory. Payment for each Vehicle is due in full upon delivery. Title to each Vehicle shall pass from ELMS to Buyer, or to the financial institution designated by Buyer, upon ELMS’s receipt of payment for said Vehicle. Buyer will provide to ELMS any resale exemption certificate, direct pay permit or any other exemption information related to Buyer’s purchase of Vehicles as may be reasonably requested by ELMS. Buyer will be solely responsible for the collection and remittance of any and all applicable taxes arising from its sale or lease of Vehicles and other tangible items, to any customer of Buyer.

4.	Limitations on Use of Vehicles Purchased. Buyer is authorized to sell the Vehicles only as a licensed ELMS dealer as authorized by, and subject to, a duly executed ELMS authorized dealer sales and service agreement (the “Dealer Agreement”) subject to and in compliance with all applicable laws. Buyer is prohibited from selling the Vehicles to any reseller not authorized by ELMS. The term “reseller” means any third party not authorized by ELMS who represents itself as an authorized reseller of ELMS vehicles or carries on an activity equivalent to that of a reseller.

5.	Term and Termination. This Agreement shall have a term (the “Term”) commencing on the Effective Date and continuing until the earlier of the following: (a) the First Order Requirement is satisfied, or (b) December 31, 2022, unless earlier terminated for any of the following reasons:

(i)	Buyer ceases to be an authorized ELMS dealer;

(ii)	Upon the institution of voluntary or involuntary bankruptcy proceedings by or against either Party; or if a Party shall make an assignment for the benefit of creditors; or appointment of a receiver or trustee; or a Party becomes insolvent or is dissolved;

(iii)	If one Party shall fail to perform its financial obligations to the other Party, or a subsidiary or affiliate of the other Party, and such failure continues for a period of thirty (30) days after written notice of such failure is delivered to such Party;

(iv)	If either Party requires a license, permit or other authorization for the performance of any responsibility under this Agreement in any jurisdiction where this Agreement is to be performed and said Party shall fail to secure and maintain such authorization, or if such authorization is suspended or revoked, irrespective of the cause or reason, subject to a sixty (60) day right to cure after such Party becomes aware of such failure;

(v)	If Buyer shall fail for any reason to function in the ordinary course of business or maintain its dealership facilities open for business for ten (10) consecutive business days, except in the event such closure or cessation of operation is caused by some event beyond the control of Buyer, such as strikes, war, riots, fires, floods, other acts of God, pandemics or epidemics;

(vi)	If Buyer transfers or attempts to transfer any interest in, or right, privilege or obligation under this Agreement, without the prior written consent of ELMS;

(vii)	A change by operation of law or otherwise in the direct or indirect ownership of Buyer, or the sale of substantially all of Buyer’s assets, not in accordance with the transfer provisions of the Dealer Agreement;

(viii)	If Buyer submits to ELMS or to any affiliate of ELMS any application, claim, report, record or other information which is knowingly false or fraudulent;

(ix)	(A) If Buyer or any Owner identified on Exhibit B (“Owner”) is convicted of, or pleads no contest in a court of original jurisdiction with respect to, any crime affecting Buyer’s dealership operations, or (B) any willful failure of Buyer or any Owner to comply with the provisions of any laws, ordinances, rules, regulations or orders relating to the conduct of Buyer’s dealership operations;

(x)	Any dispute, disagreement or controversy among managers, officers, directors or Owner(s) of Buyer that, in the reasonable opinion of ELMS, adversely affects the ownership, operation, management, reputation, or goodwill of Buyer or ELMS, and remains unresolved for a period of sixty (60) days after written notice thereof is delivered to Buyer;

(xi)	ELMS reasonably believes that Buyer or any Owner(s) have failed, refused or neglected to conform his or her conduct (whether personal or business) with standards of good citizenship or generally acceptable behavior in contemporary society or the local community, in a way that, in the reasonable opinion of ELMS, adversely affects the ownership, operation, management, reputation or goodwill of Buyer or ELMS, or may impair the goodwill associated with ELMS’ trademarks, and, if curable, such conduct remains uncured for a period of sixty (60) days after written notice thereof is delivered to Buyer;

(xii)	Impairment of the reputation or financial standing of Buyer subsequent to the execution of this Agreement, which impairment, if curable, remains uncured for a period of sixty (60) days after written notice thereof is delivered to Buyer; or

(xiii)	Breach or violation by Buyer of any other term or provision of this Agreement, which breach or violation remains uncured for a period of sixty (60) days after written notice thereof is delivered to Buyer.

6. Confidentiality. Absent the prior written consent of the other Party, each Party shall keep confidential and shall not disclose or announce to any member of the media or any other third party the fact, terms or conditions of this Agreement except: (i) pursuant to a court order or as otherwise required by law, legal process or regulation; (ii) to assist the Parties with respect to the implementation of, compliance with, or accounting for the transactions contemplated by this Agreement; or (iii) to Buyer’s financial institution. Notwithstanding the foregoing, either Party may disclose or announce the acceptance, release and/or fulfillment of the orders contemplated by this Agreement.

7. Other ELMS Terms of Sale. The other terms of sale (“Terms of Sale”) applicable to the Vehicles are attached hereto as Exhibit C and considered an integral part of this Agreement. In the event of any conflict, the express terms of this Agreement (excluding the Terms of Sale) shall control over any conflicting term or provision in the Terms of Sale.

8. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, excluding its conflict of laws principles.

9. Repurchase of Vehicles. Upon the expiration or termination of this Agreement (other than pursuant to an approved agreement to sell the dealership business or assets or to otherwise transfer the ownership of Buyer), Buyer shall have the right (the “Buyer Put Right”), but not the obligation, for a period of one year from expiration or termination of this Agreement, upon providing written notice to ELMS, to sell to ELMS, the following:

(a)	Any new, unused, never titled, undamaged Vehicles with less than 500 miles, then unsold in Buyer’s inventory. The prices of such Vehicles shall be the same as those at which they were originally purchased by Buyer, less all prior refunds or other allowances, if any, made by ELMS to Buyer with respect thereto.

(b)	New, unused and undamaged ELMS parts and accessories, contained in the original packaging, then unsold in Buyer’s inventory that are in good and saleable condition. The prices for such parts and accessories shall be the prices last established by ELMS for the sale of identical parts or accessories to other dealers.

(c)	Special service tools recommended by ELMS and then owned by Buyer and that are especially designed for servicing the Vehicles. The prices for such special service tools will be the price paid by Buyer less appropriate depreciation, or such other price as the Parties may negotiate.

(d)	Signs that ELMS has recommended for identification of Buyer and are owned by Buyer. The price of such signs shall be the price paid by Buyer less appropriate depreciation or such other price as the Parties may negotiate.

10. Defense and Indemnification.

(a)	Defense and Indemnification by ELMS. ELMS agrees to assume the defense of Buyer and to indemnify and hold Buyer harmless in any lawsuit naming Buyer as a defendant and involving any Vehicle when the lawsuit also involves allegations of:

(iv)	Bodily injury or property damage arising out of an occurrence allegedly caused solely by a defect or failure to warn of a defect in design, manufacture or assembly of a Vehicle;

(v)	Any misrepresentation or misleading statement or unfair or deceptive trade practice of ELMS; or

(vi)	Any substantial damage to a Vehicle purchased by Buyer from ELMS that was repaired by ELMS and where Buyer had not been notified of such damage in writing prior to the delivery of the subject Vehicle, part or accessory to a customer.

(b)	Defense and Indemnification by Buyer. Buyer agrees to assume the defense of ELMS and to indemnify and hold ELMS harmless in any lawsuit naming ELMS as a defendant when the lawsuit involves allegations of:

(i)	Buyer’s failure to comply, in whole or in part, with any obligation assumed by Buyer under this Agreement;

(ii)	Buyer’s negligent or improper repair or servicing of a new or used Vehicle;

(iii)	Buyer’s alleged breach of any contract or warranty other than that provided by ELMS;

(iv)	Buyer’s alleged misleading statements, misrepresentations, or deceptive or unfair trade practices; or

(v)	Any modification or alteration made by or on behalf of Buyer to a Vehicle, except those made pursuant to the express written approval of ELMS.

11. Remedy for Certain Nonconforming Vehicles. If a Vehicle does not conform to all applicable express warranties set forth in ELMS’s warranty manual and such nonconformity or nonconformities violate any applicable state or federal new motor vehicles warranties law, then, in addition to Buyer’s remedies in the Dealer Agreement, ELMS shall repurchase such Vehicle from Buyer at the same price as originally paid by Buyer’s customer.

12. Miscellaneous.

(a)	Binding Nature. This Agreement shall be binding upon and inure solely to the benefit of the Parties, their heirs, successors and assigns.

(b)	Interpretation. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, and the Parties agree to take any and all steps that are necessary in order to enforce the provisions hereof.

(c)	Entire Agreement. This Agreement, including the Exhibits hereto, and the Dealer Agreement constitute the entire agreement between the Parties hereto, superseding all prior oral or written representations, negotiations, understandings and agreements, on the subject matter hereof. In the event of a conflict between the terms of this Agreement and the Dealer Agreement with respect to the subject matter of this Agreement, this Agreement shall control.

(d)	Copies/Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall be considered one instrument and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other. Electronic or facsimile copies of signatures hereon shall be treated as originals.

(e)	Authority The Parties do hereby declare that this Agreement has been duly authorized by each of the Parties after consultation with counsel, and that the undersigned do fully understand the terms of this Agreement and have the express authority to enter into this Agreement.

(f)	Construction of this Agreement. The Parties acknowledge that all Parties, through their legal counsel, played an equal role in drafting and/or had an equal opportunity to review and modify the provisions set forth in this Agreement. Thus, in the event of any misunderstanding, ambiguity, or dispute concerning this Agreement’s provisions or interpretations, no rule of construction shall be applied that would result in having this Agreement interpreted against any Party.

(g)	Notices. Any notice required to be given by either Party to the other in connection with this Agreement will be in writing and delivered personally or by first class or express mail or by facsimile, or electronically as provided in this Agreement, at each Party’s address in the Dealer Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below.

Electric Last Mile, Inc.		Randy Marion Isuzu, LLC dba Randy Marion ELMS

By:	/s/ James Taylor	By:	/s/ Randall L. Marion

Print Name:	James Taylor	Print Name:	Randall L. Marion

Title:	CEO and President	Title:	President

Dated:	9/21/21	Dated:	9/21/2021

EXHIBIT A

Vehicles and Base Wholesale Prices

EXHIBIT B

Owner(s)

EXHIBIT C

(Terms of Sale)